    As filed with the Securities and Exchange Commission on December 15, 2000
                                                            File No. 333-_______
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             THE TIMBERLAND COMPANY
             (Exact name of registrant as specified in its charter)

              DELAWARE                                 02--0312554
    (State or other jurisdiction                     (I.R.S. Employer
  of incorporation or organization)                 Identification No.)


                                200 Domain Drive
                          Stratham, New Hampshire 03885
          (Address of principal executive offices, including zip code)

                           DEFERRED COMPENSATION PLAN

                            -------------------------

                            (Full title of the plan)

                                JEFFREY B. SWARTZ
                      President and Chief Executive Officer
                             The Timberland Company
                                200 Domain Drive
                          Stratham, New Hampshire 03885
                                 (603) 772-9500

                            -------------------------

 (Name, Address and Telephone Number, including Area Code, of Agent for Service)

                  Please send copies of all communications to:
                              HEMMIE CHANG, ESQUIRE
                                  Ropes & Gray
                             One International Place
                           Boston, Massachusetts 02110
                                 (617) 951-7000

                         CALCULATION OF REGISTRATION FEE

================================================================================================================

                                              Proposed maximum          Proposed maximum
 Title of Securities       Amount to be       offering price(1)         aggregate offering     Amount of
 to be registered          registered         per unit                  price(1)               registration fee
----------------------------------------------------------------------------------------------------------------

Deferred Compensation
Obligations                $20,000,000             100%                    $20,000,000             $5,280
================================================================================================================


(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h).

Exhibit Index on page 7;

--------------------------------------------------------------------------------

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Timberland Company (the "Registrant" or the "Company") hereby incorporates the following documents by reference:

         (i) Annual Report on Form 10-K for the year ended December 31, 1999, and any amendment thereto, including portions of the Company's definitive Proxy Statement dated March 28, 2000 filed in connection with the Company's 2000 Annual Meeting of Stockholders.

         (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 29, 2000, and any
                  amendments thereto.

         (iii)    Current Report on Form 8-K filed on May 24, 2000.

All documents that the Registrant subsequently files pursuant to Section 13(a),
Section 13(c), Section 14 and Section 15(d) of the Securities Exchange Act of 1934 before it files a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold will be deemed incorporated herein by reference from the date they are filed.

Item 4.  DESCRIPTION OF SECURITIES.

         The securities being registered represent obligations (the "Obligations") of the Registrant to pay to the participants in the Company's Deferred Compensation Plan, upon their retirement, termination of employment and/or at certain other times, compensation, the receipt of which the participants have elected to defer, as adjusted for notional investment experience. The Obligations may also represent amounts that the Registrant has elected to credit to a participant's account under the Plan, as adjusted. Amounts credited to a participant's account are credited with earnings based on one or more notional investment measurements. It is expected that the investments used to measure notional investment return will include shares in mutual funds or returns under variable insurance products. The Obligations are payable in cash upon retirement, termination of employment and/or at certain other times in a lump-sum distribution or in installments, at the election of the participant made in accordance with the Plan. There is no trading market for the Obligations.

         The Obligations are unsecured general obligations of the Registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant. The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void.

         The Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations. The Registrant may establish a "rabbi trust" to serve as a source of funds from which it can satisfy the obligations.

Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Registrant. Assets of any rabbi trust will at all times be subject to the claims of the Registrant's general creditors.


Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption), or
(iv) for any transaction from which the director derived an improper personal benefit.

         Section 8 of the Registrant's Restated Certificate of Incorporation, as amended, requires the Registrant to indemnify each person who is or was or has agreed to be a director or officer of the Registrant against expenses (including attorney's fees), judgments, fines, penalties and amounts paid in settlement to the maximum extent permitted from time to time under the DGCL. In addition,
Section 9 provides that no director of the Registrant shall be liable for any breach of fiduciary duty, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

         The Registrant maintains insurance, at its expense, to protect itself and any of its directors, officers, employees or agents covered thereby against any expense, liability or loss, subject to certain limits in coverage and deductibles, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Registrant intends to maintain such insurance so long as such insurance is available at reasonable rates.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

Item 8.  EXHIBITS.

Exhibit

 4.      The Timberland Company Deferred Compensation Plan.

 5.      Opinion of Ropes & Gray.

23.1.    Consent of Deloitte & Touche, LLP.

23.2. Consent of Ropes & Gray (contained in the opinion filed as Exhibit 5 to this registration statement).

24.      Power of Attorney (included on signature page).

Item 9.  UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,
         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
         (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Stratham, the State of New Hampshire, on this 14th day of December, 2000.

                                THE TIMBERLAND COMPANY




                                By: /s/ Jeffrey B. Swartz
                                    --------------------------------------------
                                    Jeffrey B. Swartz
                                    President and Chief Executive Officer



                                POWER OF ATTORNEY
                                -----------------

         Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and constitutes Brian P. McKeon, Danette Wineberg and Thomas
J. White, and each of them singly, his true and lawful attorneys with full power to them, and each of them singly, to sign for him and in his name in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, and he hereby ratifies and confirms his signature as it may be signed by said attorneys, or any of them, to any and all such amendments.


Signature                    Capacity in Which Signed           Date
---------                    ------------------------           -----

/s/ Sidney W. Swartz         Chairman of the Board and          December 14, 2000
------------------------     Director
Sidney W. Swartz


/s/ Jeffrey B. Swartz        President, Chief Executive         December 14, 2000
------------------------     Officer and Director of the
Jeffrey B. Swartz            Company (principal executive
                             officer)


/s/ Brian P. McKeon          Senior Vice President - Finance    December 14, 2000
------------------------     and Chief Financial Officer
Brian P. McKeon



/s/ Dennis W. Hagele         Vice President - Finance (Chief    December 14, 2000
------------------------     Accounting Officer)
Dennis W. Hagele


/s/ John E. Beard            Director, Secretary                December 14, 2000
------------------------
John E. Beard


/s/ Robert M. Agate          Director                           December 14, 2000
------------------------
Robert M. Agate


/s/ John F. Brennan          Director                           December 14, 2000
------------------------
John F. Brennan


/s/ Ian W. Diery             Director                           December 14, 2000
------------------------
Ian W. Diery


/s/ John A. Fitzsimmons      Director                           December 14, 2000
------------------------
John A. Fitzsimmons


/s/ Virginia H. Kent         Director                           December 14, 2000
------------------------
Virginia H. Kent


/s/ Abraham Zaleznik         Director                           December 14, 2000
------------------------
Abraham Zaleznik


                              EXHIBIT INDEX


Number                     Title of Exhibit
------                     ----------------

  4          The Timberland Company Deferred Compensation Plan

  5          Opinion of Ropes & Gray

 23.1        Consent of Deloitte & Touche, LLP

 23.2 Consent of Ropes & Gray (contained in the opinion filed as Exhibit 5)

 24          Power of Attorney (included on signature pages)